UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

707 Eagleview Boulevard, Suite 414 Exton, PA	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 458-6200

Not applicable.

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2006, Antares Pharma, Inc. (the “Company”) entered into a lease with 250 Phillips Associates L.L.C. (the “Landlord”) for approximately 7,300 square feet in the building known as 250 Phillips Boulevard, West Trenton, New Jersey. The initial term of the lease is 66 months, and is anticipated to commence on or about August 1, 2006. The Company has the option to renew the lease for one additional renewal period of 5 years. The monthly base rent as of the rent commencement date is $7,000, increasing at intervals during the initial term to approximately $8,500. The Company pays as additional rent its proportionate share of operating expenses and taxes. Permitted uses under the lease are general, executive and administrative offices and laboratory use. Landlord is performing the fit-out of the office portion of the premises at Landlord’s cost. If the Company elects to use the remainder of the premises for laboratory use, the Company will be required to comply with the alterations provisions of the lease and pay for such laboratory fit-out at the Company’s cost. The Company has a right of first opportunity to lease the approximately 11,200 square foot space adjacent to the Company’s premises, subject to the terms of the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date: May 18, 2006	By:	ROBERT F. APPLE
	Name:	Robert F. Apple
	Title:	Senior Vice President and Chief Financial Officer